CYLINK CORPORATION

                                  SUBSIDIARIES

1. Caro-Kann Corporation, a California corporation; doing business under the name Caro-Kann Corporation.

2. Cylink SARL, a company incorporated under the laws of the Republic of France; doing business under the name Cylink SARL.

3. Cylink Communications B.V., a private company with limited liability organized under the laws of the Netherlands; doing business under the name Cylink Communications B.V.

4. Cylink Foreign Sales Corporation, a Virgin Islands corporation; doing business under the name Cylink Foreign Sales Corporation and Cylink CFSC.

5. Cylink Limited, a private limited company incorporated under the laws of England; doing business under the name Cylink Limited and Cylink Ltd.

6. Cylink Ireland Limited, a private limited company incorporated under the laws of Ireland; doing business under the name Cylink Ireland Limited.

7. Algorithmic Research Ltd., a limited liability company organized under the laws of the State of Israel; doing business under the name Algorithmic Research Ltd.

8. Algart Holdings Ltd., a limited liability company organized under the laws of the State of Israel; doing business under the name Algart Holdings Ltd.

9. A.R. GmbH, a limited liability company organized under the laws of Germany; doing business under the name A.R. GmbH.

10. A.R. PTE Ltd., a limited liability company organized under the laws of Singapore; doing business as A.R. PTE Ltd.